Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 20, 2016
Registration Statement Nos. 333-205966 and
333-205966-02

*PRICED* $1.05+bln Ford Credit Auto Owner Trust 2016-A — Reg AB II Compliant
Joint Leads: CS, JPM, Mizuho, SG

Co-Managers: Banco do Brasil

Selling Grp: Drexel, Loop

CL	$AMT(mm)	WAL	FITCH/S&P	WNDW	LEGAL	BNCH SPRD	YLD %	CPN%	$ PRICE
A1	228.900	0.27	F1+/A-1+	1-7	02/17		0.68%		100-00
A2A	200.000	1.05	AAA/AAA	7-20	12/18	EDSF + 40	1.128	1.12	99.99443
A2B	163.100	1.05	AAA/AAA	7-20	12/18	1mL + 40			100-00
A3	305.200	2.25	AAA/AAA	20-36	07/20	IntS + 48	1.395	1.39	99.99788
A4	102.780	3.30	AAA/AAA	36-42	06/21	IntS + 53	1.607	1.60	99.99473
B	31.580	3.47	AA/AA+	42-42	07/21	IntS + 85	1.953	1.94	99.98293
C	21.050	3.47	A/AA	42-42	07/22	IntS + 110	2.203	2.19	99.99017

* Expected Settle	: 01/26/16	* Format	: SEC-Registered
* First Pay Date	: 02/16/16	* ERISA	: Yes
* Expected Ratings	: FITCH/S&P	* Min Denoms	: $1k by $1k
* Expected Pricing	: Priced	* Ticker	: FORDO 2016-A
* Bill & Deliver	: CS	* Pxg Speed	: 1.4% ABS to Call

* Intexnet	: csfford_2016-a_preprice
* Passcode	: 9JY9

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.